Exhibit 99.1

CONTACT: Kirk Feiler, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-0195

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES SECOND QUARTER 2019 RESULTS

Continued sales momentum and investing in growth initiatives

NEW ALBANY, OHIO, August 8, 2019 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company” or "CVG") (NASDAQ: CVGI) today reported financial results for the second quarter ended June 30, 2019.

	Second Quarter
($ in millions except EPS)	2019	2018
Revenues	$243.2	$233.4
Operating Income	$17.2	$20.9
Net Income	$7.2	$13.2
Basic EPS	$0.23	$0.44
Diluted EPS	$0.23	$0.43

“Ongoing momentum in the North American heavy- and medium-duty truck markets drove sales growth of 4% during the quarter. We continue to make strategic investments in the business, including manufacturing capacity expansion in our Electrical Systems segment and in corporate development activities associated with the recent strategic reorganization of the business. These investments, coupled with headwinds, resulted in a decrease in operating income compared to the prior year period. Accordingly, we have identified and are implementing a number of cost control and recovery actions to mitigate the impact going forward,” commented Patrick Miller, President and Chief Executive Officer. “We believe full year 2019 revenues will be slightly higher than 2018 levels, barring any unexpected market shocks. Additionally, the actions taken to enhance operational efficiencies, coupled with our strategic investments in the business should position CVG for longer term success and growth.”

“The headwinds we encountered in the second quarter resulted in a 190 basis point reduction in operating income margin, which was 7.1% for the quarter. Material and labor inflation, and more specifically a new statutorily higher minimum wage in our Mexico wire harness operations, continue to affect results. Additionally, a supplier filed for Chapter 11 bankruptcy protection during the quarter, driving our material costs up and creating manufacturing inefficiencies in one of our facilities. We have taken a number of actions to address these challenges and expect the impact on our results to moderate in the second half of the year,” stated Tim Trenary, Chief Financial Officer. “As regards the Company’s balance sheet, we completed in the second quarter the voluntary lump sum settlement of $7.8 million in pension liabilities for a portion of term vested participants, reducing the future financial risk of our pension plan. Following the transaction, our U.S. pension plan is essentially fully funded and we have transitioned the asset allocation for the plan to more closely match our liabilities. Net leverage at June 30, 2019 was 1.3 times trailing EBITDA and liquidity was almost $124 million. There were no borrowings on our asset-based revolver in the quarter.”

Consolidated Results

Second Quarter 2019 Results

•
Second quarter 2019 revenues were $243.2 million compared to $233.4 million in the prior year period, an increase of 4.2%. The increase in revenues period-over-period reflects higher heavy- and medium-duty truck production in North America partially offset by a production decrease in the Asia Pacific construction equipment market. Foreign currency translation adversely impacted second quarter 2019 revenues by $3.5 million, or by 1.5% when compared to the prior year period.

•
Operating income for the second quarter 2019 was $17.2 million compared to $20.9 million in the prior year period. The decrease in operating income was due primarily to inflationary pressure on material and labor costs, and an increase in selling, general and administrative ("SG&A") expenses. Cost control and cost recovery actions reduced the impact on gross profit of these cost pressures. A new statutorily higher minimum wage in Mexico affecting the region encompassing our wire harness facility in Agua Prieta, Mexico (the "Border Minimum Wage"), a troubled supplier and costs associated with establishing additional manufacturing capacity adversely impacted results in the second quarter of 2019 by approximately $2.9 million, a 120 basis point burden on gross profit margin. Regarding SG&A expenses, costs associated with the strategic reorganization of the Company to, among other things, develop a platform from which to pursue business and corporate development activities gave rise to an approximate $1.0 million increase in costs in the quarter compared to the prior year period.

•
Interest and other expense was $7.5 million and $3.2 million for the three months ended June 30, 2019 and 2018, respectively. The increase reflects the impact of marking-to-market the interest rate swap agreements, which resulted in a $1.1 million non-cash charge in the three months ended June 30, 2019 and a $0.5 million gain in the prior year period. In addition, the second quarter results include a $2.5 million non-cash charge associated with the early payout of benefits to employees with deferred vested balances in the U.S. defined benefit pension plan.

•	Net income was $7.2 million for the second quarter 2019, or $0.23 per diluted share, compared to net income of $13.2 million in the prior year period, or $0.43 per diluted share.

At June 30, 2019, the Company had liquidity of $123.9 million: $60.5 million of cash and $63.4 million of availability from our asset-based revolver. There were no borrowings on our asset-based revolver at June 30, 2019.

Segment Results

Electrical Systems Segment

Second Quarter 2019 Results

•
Revenues for the Electrical Systems Segment in the second quarter 2019 were $141.9 million compared to $134.6 million for the prior year period, an increase of 5.5% primarily resulting from higher North American heavy- and medium-duty truck production. Foreign currency translation adversely impacted second quarter 2019 revenue by $1.1 million, or by 0.8% when compared to the prior year period.

•
Operating income for the second quarter 2019 was $15.3 million compared to operating income of $17.4 million in the prior year period. The decrease in operating income period over period is primarily attributable to the Border Minimum Wage, a troubled supplier and costs associated with establishing additional manufacturing capacity. The impact of the Border Minimum Wage on the second quarter of 2019 was approximately $0.7 million. A number of actions, including price adjustments on certain products, are underway to reduce the impact of the law. In the second quarter of 2019, a supplier of fabricated metal components sought relief pursuant to Chapter 11 of the United States Bankruptcy Code. This troubled supplier adversely impacted costs, including purchased component costs and contributed to manufacturing inefficiencies in one of our facilities in the second quarter of 2019 by approximately $1.2 million. Costs associated with the installation of additional manufacturing capacity in our global wire harness and North American trim businesses adversely impacted second quarter results by approximately $1.0 million. SG&A expenses, notwithstanding the increase in sales, were largely unchanged compared to the prior year, reflecting a focus on cost discipline.

Global Seating Segment

Second Quarter 2019 Results

•
Revenues for the Global Seating Segment in the second quarter 2019 were $105.3 million compared to $102.2 million in the prior year period, an increase of 3.0% due to continued strength in the heavy- and medium-duty truck market in North America, partially offset by a softening in Asia Pacific construction equipment market. Foreign currency translation adversely impacted second quarter 2019 revenues by $2.4 million, or by 2.4% when compared to the prior year period.

•
Operating income for the second quarter 2019 was $9.4 million compared to operating income of $8.8 million in the prior year period. The increase in operating income period-over-period is primarily attributable to the increase in sales partially offset by material and labor inflationary pressures. SG&A expenses decreased, notwithstanding the increase in sales, by $0.4 million compared to the prior year period, reflecting a focus on cost discipline.

2019 End Market Outlook

Management estimates that 2019 North American Class 8 truck production will be in the range of 345,000 to 355,000 units and 2019 North American Class 5-7 truck production will be similar to 2018. The construction markets we serve reflect continued strength in North America, signs of moderation in Europe, and softening in Asia Pacific.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Friday, August 9, 2019, at 8:00 a.m. ET. To participate, dial (844) 743-2497 using conference code 9970124.

This call is being webcast by NASDAQ. The webcast, as well as a supplemental earnings presentation, can be accessed through the “Investors” section of Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 9970124.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium- and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the Company’s ability to recognize synergies from the reorganization of the segments; (vii) the Company’s failure to successfully manage any divestitures; (viii) the impact of changes in governmental regulations on the Company's customers or on its business; (ix) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (x) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xi) the Company’s ability to comply with the financial covenants in its debt facilities; (xii) fluctuation in interest rates relating to the Company’s debt facilities; (xiii) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and material costs; (xiv) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xv) volatility and cyclicality in the commercial vehicle market adversely affecting us; (xvi) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xvii) changes to domestic manufacturing initiatives; and (xviii) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business; and (xix) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2018. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$243,190	$233,391	$486,354	$449,126
Cost of Revenues	209,407	197,806	418,011	382,718
Gross Profit	33,783	35,585	68,343	66,408
Selling, General and Administrative Expenses	16,248	14,349	31,446	29,564
Amortization Expense	322	327	643	659
Operating Income	17,213	20,909	36,254	36,185
Interest and Other Expense	7,490	3,213	11,887	4,963
Income Before Provision for Income Taxes	9,723	17,696	24,367	31,222
Provision for Income Taxes	2,546	4,501	6,060	8,174
Net Income	$7,177	$13,195	$18,307	$23,048

Earnings per Common Share:
Basic	$0.23	$0.44	$0.60	$0.76
Diluted	$0.23	$0.43	$0.60	$0.75
Weighted Average Shares Outstanding:
Basic	30,547	30,219	30,530	30,219
Diluted	30,824	30,513	30,731	30,543

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)

	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash	$60,521	$70,913
Accounts receivable, net of allowances of $5,295 and $5,139, respectively	157,882	134,624
Inventories	92,913	92,359
Other current assets	22,370	16,828
Total current assets	333,686	314,724
Property, plant and equipment, net of accumulated depreciation of $149,528 and $143,781, respectively	70,658	65,099
Operating lease right-of-use assets, net	22,097	—
Goodwill	7,624	7,576
Intangible assets, net of accumulated amortization of $10,242 and $9,568, respectively	12,188	12,800
Deferred income taxes, net	11,751	15,348
Other assets	2,322	2,583
Total assets	$460,326	$418,130
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$93,320	$86,645
Current operating lease liabilities	4,851	—
Accrued liabilities and other	34,936	36,969
Current portion of long-term debt	3,238	9,102
Total current liabilities	136,345	132,716
Long-term debt	154,758	154,656
Operating lease liabilities	18,567	—
Pension and other post-retirement benefits	11,812	12,065
Other long-term liabilities	2,342	3,655
Total liabilities	323,824	303,092
Stockholders’ Equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 30,581,274 and 30,512,843 shares issued and outstanding, respectively)	319	318
Treasury stock, at cost: 1,334,251 shares	(10,245)	(10,245)
Additional paid-in capital	244,486	243,007
Retained deficit	(52,336)	(70,571)
Accumulated other comprehensive loss	(45,722)	(47,471)
Total stockholders’ equity	136,502	115,038
Total liabilities and stockholders’ equity	$460,326	$418,130

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30, 2018
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues
External Revenues	$139,089	$132,311	$104,101	$101,080	$—	$—	$243,190	$233,391
Intersegment Revenues	2,858	2,250	1,175	1,092	(4,033)	(3,342)	—	—
Total Revenues	$141,947	$134,561	$105,276	$102,172	$(4,033)	$(3,342)	$243,190	$233,391
Gross Profit	19,145	21,340	14,686	14,488	(48)	(243)	33,783	35,585
Amortization Expense	186	186	136	141	—	—	322	327
Selling, General & Administrative Expenses	3,676	3,760	5,177	5,528	7,395	5,061	16,248	14,349
Operating Income	$15,283	$17,394	$9,373	$8,819	$(7,443)	$(5,304)	$17,213	$20,909

	Six Months Ended June 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues
External Revenues	$279,761	$253,430	$206,593	$195,696	$—	$—	$486,354	$449,126
Intersegment Revenues	5,797	4,059	2,744	1,592	(8,541)	(5,651)	—	—
Total Revenues	$285,558	$257,489	$209,337	$197,288	$(8,541)	$(5,651)	$486,354	$449,126
Gross Profit	39,985	39,294	28,466	27,609	(108)	(495)	68,343	66,408
Amortization Expense	373	373	270	286	—	—	643	659
Selling, General & Administrative Expenses	7,825	7,533	10,515	11,178	13,106	10,853	31,446	29,564
Operating Income	$31,787	$31,388	$17,681	$16,145	$(13,214)	$(11,348)	$36,254	$36,185

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Trailing Twelve Months Ended June 30,
	2019	2018
Net Income	$39,771	$20,583
Interest	18,087	16,824
Provision for Income Taxes	6,882	23,463
Depreciation	13,445	14,022
Amortization	1,284	1,321
EBITDA	$79,469	$76,213

	As of June 30,
	2019	2018
Term Loan Debt per Balance Sheet	$157,996	$165,353
Plus: Original Issue Discount	2,131	2,738
Plus: Prepaid Financing	1,973	2,534
Total Debt	$162,100	$170,625
Less: Cash	60,521	44,674
Net Debt	$101,579	$125,951
Divide by Trailing 12 Months EBITDA	$79,469	$76,213
Net Leverage	1.3	1.7

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.